Exhibit 99.1

February 25, 2013
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304
	tiffany.l.mason@lowes.com	chris.c.ahearn@lowes.com

LOWE’S REPORTS FOURTH QUARTER SALES AND EARNINGS RESULTS
-- Fourth Quarter Comparable Store Sales Increased 1.9 Percent --
-- Announces $5 Billion Share Repurchase Program --

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $288 million and diluted earnings per share of $0.26 for the fourth quarter of 2012.  For the fiscal year, net earnings were $2.0 billion and diluted earnings per share were $1.69.  Lowe’s fiscal year ends on the Friday nearest the end of January; therefore, fourth quarter and fiscal year 2011 included an extra week compared to 2012.  As a result of the extra week in 2011, net earnings for the fourth quarter declined 10.6 percent and diluted earnings per share were flat from the fourth quarter of 2011.  Net earnings for the fiscal year increased 6.5 percent and diluted earnings per share increased 18.2 percent from fiscal year 2011.

Sales for the fourth quarter decreased 5.0 percent to $11.0 billion from $11.6 billion in the fourth quarter of 2011.  For the fiscal year, sales were $50.5 billion, a 0.6% increase over fiscal year 2011.

The 53rd week contributed $766 million to sales and approximately $0.05 to diluted earnings per share in fourth quarter and fiscal year 2011.  The quarterly comparisons in 2012 were also impacted by a week shift which negatively impacted sales by $119 million and diluted earnings per share by approximately $0.02 in the fourth quarter of 2012.  For the fiscal year, the week shift had an insignificant impact on sales and diluted earnings per share.

Comparable store sales for the fourth quarter of 2012 increased 1.9 percent on a consolidated basis as well as for the U.S. business.  For the fiscal year, comparable store sales increased 1.4 percent, while comparable store sales for the U.S. business increased 1.5 percent.  Comparable store sales are based on comparable 13-week and 52-week periods, respectively.

“We delivered solid results in the fourth quarter,” commented Robert A. Niblock, Lowe’s chairman, president and CEO.  “Our results are a testament to the team’s success in driving more balanced performance across the quarter, our response to the demand created by recovery efforts in the wake of superstorm Sandy, and the momentum we’re creating with our initiatives.

“I’d like to thank our employees for their perseverance in a year of significant change, and for their continued dedication to serving customers,” Niblock added.

Delivering on the commitment to return excess cash to shareholders, the company repurchased $750 million or 21.3 million shares of stock and paid $180 million in dividends in the fourth quarter of 2012.  For the fiscal year, the company repurchased $4.35 billion or 146 million shares of common stock and paid $704 million in dividends.

To further deliver on this commitment, the Board of Directors has authorized the repurchase of up to $5 billion of the company’s common stock.  The remaining prior authorization was simultaneously terminated.  Although this new repurchase authorization has no expiration date, the company expects to use the full amount over the next two years.  The repurchases will be subject to market conditions and will be made from time to time either in the open market or through private off market transactions in accordance with the requirements of the Securities and Exchange Commission. The company’s repurchase program may be suspended, discontinued or resumed at any time.

As of February 1, 2013, Lowe’s operated 1,754 stores in the United States, Canada and Mexico representing 197.4 million square feet of retail selling space.

A conference call to discuss fourth quarter 2012 operating results is scheduled for today (Monday, February 25) at 9:00 am ET.  The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Fourth Quarter 2012 Earnings Conference Call Webcast.  A replay of the call will be archived on Lowes.com/investor until May 21, 2013.

Lowe’s Business Outlook

Fiscal Year 2013 (comparisons to fiscal year 2012; based on U.S. GAAP unless otherwise noted)
•	Total sales are expected to increase approximately 4 percent.
•	Comparable store sales are expected to increase approximately 3.5 percent.
•	The company expects to open approximately 10 stores in fiscal year 2013.
•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase approximately 60 basis points.
•	The effective income tax rate is expected to be approximately 38.1%.
•	Diluted earnings per share of approximately $2.05 are expected for the fiscal year ending January 31, 2014.

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable store sales, earnings and performance, shareholder value, capital expenditures, cash flows, store openings, the housing market, the home improvement industry, demand for services, share repurchases, the Company’s strategic initiatives and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of lower home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) to maintain, improve, upgrade and protect our critical information systems; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2012 sales of $50.5 billion, Lowe’s Companies, Inc. is a FORTUNE® 100 company that serves approximately 15 million customers a week at more than 1,750 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings
In Millions, Except Per Share and Percentage Data

	Three Months Ended (1)				Year Ended (1)
	(Unaudited)		(Unaudited)		(Unaudited)
	February 1, 2013		February 3, 2012		February 1, 2013		February 3, 2012
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$11,046	100.00	$11,629	100.00	$50,521	100.00	$50,208	100.00

Cost of sales	7,261	65.73	7,650	65.78	33,194	65.70	32,858	65.44

Gross margin	3,785	34.27	3,979	34.22	17,327	34.30	17,350	34.56

Expenses:

Selling, general and administrative	2,809	25.43	3,009	25.88	12,244	24.24	12,593	25.08

Depreciation	412	3.73	383	3.29	1,523	3.01	1,480	2.95

Interest - net	109	0.99	102	0.88	423	0.84	371	0.74

Total expenses	3,330	30.15	3,494	30.05	14,190	28.09	14,444	28.77

Pre-tax earnings	455	4.12	485	4.17	3,137	6.21	2,906	5.79

Income tax provision	167	1.51	163	1.40	1,178	2.33	1,067	2.13

Net earnings	$288	2.61	$322	2.77	$1,959	3.88	$1,839	3.66

Weighted average common shares outstanding - basic	1,109		1,239		1,150		1,271

Basic earnings per common share (2)	$0.26		$0.26		$1.69		$1.43

Weighted average common shares outstanding - diluted	1,112		1,241		1,152		1,273

Diluted earnings per common share (2)	$0.26		$0.26		$1.69		$1.43

Cash dividends per share	$0.16		$0.14		$0.62		$0.53

Retained Earnings
Balance at beginning of period	$13,602		$16,109		$15,852		$17,371
Net earnings	288		322		1,959		1,839
Cash dividends	(178)		(174)		(708)		(672)
Share repurchases	(488)		(405)		(3,879)		(2,686)
Balance at end of period	$13,224		$15,852		$13,224		$15,852

(1) The fiscal year and three months ended February 3, 2012, had 53 weeks and 14 weeks, respectively. The fiscal year and three months ended February 1, 2013, had 52 weeks and 13 weeks, respectively.

(2) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $286 million for the three months ended February 1, 2013 and $320 million for the three months ended February 3, 2012. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,945 million for the fiscal year ended February 1, 2013 and $1,824 million for the fiscal year ended February 3, 2012.

Lowe's Companies, Inc.
Consolidated Statements of Comprehensive Income
In Millions, Except Percentage Data

	Three Months Ended (1)				Year Ended (1)
	(Unaudited)		(Unaudited)		(Unaudited)
	February 1, 2013		February 3, 2012		February 1, 2013		February 3, 2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net earnings	$288	2.61	$322	2.77	$1,959	3.88	$1,839	3.66

Foreign currency translation adjustments	-	-	(1)	-	6	0.01	(8)	(0.02)

Net unrealized investment (losses)/gains	-	-	-	-	-	-	1	-

Other comprehensive (loss)/income	-	-	(1)	-	6	0.01	(7)	(0.02)

Comprehensive income	$288	2.61	$321	2.77	$1,965	3.89	$1,832	3.64

(1) The fiscal year and three months ended February 3, 2012, had 53 weeks and 14 weeks, respectively. The fiscal year and three months ended February 1, 2013, had 52 weeks and 13 weeks, respectively.

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)
		February 1, 2013	February 3, 2012
Assets

Current assets:
Cash and cash equivalents		$541	$1,014
Short-term investments		125	286
Merchandise inventory - net		8,600	8,355
Deferred income taxes - net		217	183
Other current assets		301	234

Total current assets		9,784	10,072

Property, less accumulated depreciation		21,477	21,970
Long-term investments		271	504
Other assets		1,134	1,013

Total assets		$32,666	$33,559

Liabilities and Shareholders' Equity

Current liabilities:
Current maturities of long-term debt		$47	$592
Accounts payable		4,657	4,352
Accrued compensation and employee benefits		670	613
Deferred revenue		824	801
Other current liabilities		1,510	1,533

Total current liabilities		7,708	7,891

Long-term debt, excluding current maturities		9,030	7,035
Deferred income taxes - net		455	531
Deferred revenue - extended protection plans		715	704
Other liabilities		901	865

Total liabilities		18,809	17,026

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-
Common stock - $.50 par value;
Shares issued and outstanding
February 1, 2013	1,110
February 3, 2012	1,241	555	621
Capital in excess of par value		26	14
Retained earnings		13,224	15,852
Accumulated other comprehensive income		52	46

Total shareholders' equity		13,857	16,533

Total liabilities and shareholders' equity		$32,666	$33,559

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows
In Millions

	Year Ended
	(Unaudited)
	February 1, 2013	February 3, 2012
Cash flows from operating activities:
Net earnings	$1,959	$1,839
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,623	1,579
Deferred income taxes	(140)	54
Loss on property and other assets - net	83	456
Loss on equity method investments	48	12
Share-based payment expense	100	107
Net changes in operating assets and liabilities:
Merchandise inventory - net	(244)	(33)
Other operating assets	(87)	125
Accounts payable	303	(5)
Other operating liabilities	117	215
Net cash provided by operating activities	3,762	4,349

Cash flows from investing activities:
Purchases of investments	(1,444)	(1,433)
Proceeds from sale/maturity of investments	1,837	2,120
Capital expenditures	(1,211)	(1,829)
Change in equity method investments	(219)	(232)
Proceeds from sale of property and other long-term assets	130	52
Other - net	4	(115)
Net cash used in investing activities	(903)	(1,437)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	1,984	993
Repayment of long-term debt	(591)	(37)
Proceeds from issuance of common stock under share-based payment plans	349	100
Cash dividend payments	(704)	(647)
Repurchase of common stock	(4,393)	(2,937)
Other - net	22	(21)
Net cash used in financing activities	(3,333)	(2,549)

Effect of exchange rate changes on cash	1	(1)

Net (decrease)/increase in cash and cash equivalents	(473)	362
Cash and cash equivalents, beginning of year	1,014	652
Cash and cash equivalents, end of year	$541	$1,014